Exhibit 10.1

RETIREMENT AND SEVERANCE AGREEMENT

This Retirement and Severance Agreement is entered into this 16th day of April, 2004, by and between R. Bruce Andrews (“Mr. Andrews”) and Nationwide Health Properties, Inc. (the “Company”).

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RECITALS

A. Mr. Andrews has served as President and Chief Executive Officer and as a Director of the Company since 1989.

B. Mr. Andrews entered into an Employment Agreement with the Company dated February 25, 1998, which subject to its terms, would automatically renew until his 65th birthday in June, 2005.

C. The Company and Mr. Andrews have planned a transition in the office of the President and Chief Executive Officer of Nationwide Health Properties, Inc. It is anticipated that Mr. Andrews will continue as a full-time employee of the Company through April 30, 2004, and will retire effective as of the close of business on that date.

D. Mr. Andrews has been paid a bonus for 2003 of $384,000.

E. The Company and Mr. Andrews desire to terminate his Employment Agreement dated February 25, 1998, and to replace it with this Retirement and Severance Agreement.

AGREEMENT

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1. Employment Agreement Terminated. Except for the provisions of Article VII “Confidential Information,” the Employment Agreement dated February 25, 1998 between the Company and Mr. Andrews, is hereby terminated. This Agreement fully governs the employment of Mr. Andrews through April 30, 2004, and the relationship between Mr. Andrews and the Company thereafter with respect to his retirement and severance.

2. Payments with respect to Base Salary. Mr. Andrews shall continue to be a full-time employee of the Company through April 30, 2004 to be paid at his annual salary rate of $480,000, or $40,000 per month through that date. After the retirement date of April 30, 2004, Mr. Andrews shall be paid $960,000 (based on two times his highest Annual Base Salary during any of the last three full fiscal years) in equal monthly installments of $40,000 commencing in May of 2004 and continuing for a two-year period through April 30, 2006.

3. Payments with respect to Annual Bonus. In addition to the payments set forth in Paragraph 2 above, Mr. Andrews shall be paid $221,200 on April 30, 2005, and $221,200 on April 30, 2006, the sum of which is two times the average Annual Bonus earned by Mr. Andrews over the last three full fiscal years, and is to be paid as set forth above, in equal annual installments on the anniversary dates of retirement.

4. Stock Options. Any stock options granted to Mr. Andrews prior to the date of this Agreement and not fully vested at April 30, 2004 shall fully vest as of April 30, 2004, the date of retirement, and shall continue to be held by him subject to the provisions of the Company’s 1989 Stock Option Plan, as amended (the “Stock Option Plan”). However, it is the intent of the parties that no options shall expire under Section 14 of the Stock Option Plan as long as Mr. Andrews remains affiliated with the Company as one of its directors.

5. Dividend Equivalents. Mr. Andrews shall continue to receive dividend equivalents on outstanding stock options for an additional four years through April 30, 2008, subject to future additional discretionary vesting as determined by the Plan Committee in its sole discretion and subject to future additional formula vesting as determined by the Plan Committee based on the formula applicable to each dividend equivalent cycle, and subject to the expiration of options under the Stock Option Plan. However, it is the intent of the parties that no options shall expire under Section 14 of the Stock Option Plan as long as Mr. Andrews remains affiliated with the Company as one of its directors.

6. Benefits. Continuing through April 30, 2006 (two years from the date of retirement), Mr. Andrews shall receive medical (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Mr. Andrews during calendar year 2003. In addition, Mr. Andrews shall be provided a car allowance of $1100 per month through April 30, 2006. Mr. Andrews will not be provided an office or secretary or other benefits not set forth herein.

The Company shall cause the Nationwide Health Properties, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to be amended to provide that Mr. Andrews’ benefit thereunder shall be payable in annual installments over a period of up to twenty years, commencing as soon as feasible following the termination of his employment.

The obligation of the Company to indemnify Mr. Andrews against liability for acts or omissions which occurred or are alleged to have occurred during his term of employment with the Company shall survive his termination of employment. The Company shall make reasonable commercial efforts to keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Mr. Andrews during the term of his service as a director and for the subsequent six years, and the terms of such coverage shall be no less favorable to Mr. Andrews than the terms of such coverage as applied to any other officer or Director of the Company.

7. Company Director. Mr. Andrews will continue as a Director of the Company subject to the normal nominating processes of the Board of Directors and its Committees. So long as he serves as director, Mr. Andrews agrees to perform all of the duties of a director. The Company does not have any obligation to insure that Mr. Andrews is nominated or elected as a director. Commencing as of May 1, 2004, Mr. Andrews shall be paid for his service as a director in the same manner as other non-management directors, and shall receive grants of restricted stock or other long-term incentive awards similar to other directors commencing in January of 2005.

8. Death of Mr. Andrews prior to April 30, 2008. If Mr. Andrews should die prior to April 30, 2008, any remaining payments under Paragraphs 2, 3, or 5 above which would have been made to him if he had lived shall be paid to the beneficiary designated in writing by him, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to his estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Mr. Andrews may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

Notwithstanding the reference to Paragraph 5 in the immediately preceding paragraph, which immediately preceding paragraph describes to whom payments are to be made in the event of the death of Mr. Andrews, the expiration of options and the right to receive dividend equivalents will be governed, at the death of Mr. Andrews, by the terms of the Stock Option Plan, including the provisions of Paragraph 16 thereof.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Mr. Andrews:

R. Bruce Andrews

1421 Bayside Drive

Corona Del Mar, DA 92625-1710

If to the Company:

Nationwide Health Properties

610 Newport Center Drive

Suite 1150

Newport Beach, CA 92660

Attention: Chairman

With a copy to:

Nationwide Health Properties

610 Newport Center Drive

Suite 1150

Newport Beach, CA 92660

Attention: Senior Vice President and General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Any failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

10. Arbitration.

(a) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, Mr. Andrew’s employment or termination of employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between Mr. Andrews and the Company (or the nature of the relationship) or the continuation or termination of that relationship, shall be settled by arbitration in accordance with the then-current Rules of Practice and Procedure for Employment Arbitration (the “Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”).

(b) The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The Arbitration shall take place in Orange County, California, unless the parties mutually agree to hold the arbitration at another location. Depositions and other discovery shall be allowed in accordance with the JAMS Rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or Federal law, or both, as applicable to the claim(s) asserted.

(c) In consideration of the parties’ agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in another forum. The arbitrator, and not any Federal, state, or local court or agency shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(d) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided for in this Agreement, both the Company and Mr. Andrews agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(e) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Agreement must be presented in writing by the claiming party to the other party within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of Mr. Andrew’s employment must be presented by Mr. Andrews within one year of the date of termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified herein shall be waived and forever barred, even if there is a Federal or state statute of limitations which would have given more time to pursue the claim.

(f) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party all costs, expenses and reasonable attorneys’ fees incurred therein by such party (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the successful party be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys’ fees that exceeds the unsuccessful party’s costs, expenses and attorneys’ fees incurred in connection with the action or proceeding.

(g) Any decision and award or order of the arbitrator shall be final and binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(h) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(i) Any decision and award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Mr. Andrews or the Company in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ R. Bruce Andrews
R. Bruce Andrews

Nationwide Health Properties, Inc.

By:	/s/ Charles D. Miller

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